Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 17, 2023, with respect to the consolidated financial statements included in the Annual Report of Global Clean Energy Holdings, Inc. on Form 10-K for the year ended December 31, 2022. We consent to the incorporation by reference of said report in the Registration Statements of Global Clean Energy Holdings, Inc. on Forms S-3 (File No. 333-265332 and File No. 333-267656) and on Forms S-8 (File No. 333-165989, File No. 333-252614, File No. 333-165990, and File No. 333-267658).

/s/ GRANT THORNTON LLP

Kansas City, Missouri

April 17, 2023